Exhibit 2.1                                                       EXECUTION COPY


                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


     THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (the "Amendment"), dated as of February 14, 2006, by and between ProAssurance Corporation, a Delaware corporation ("PRA"), Physicians Insurance Company of Wisconsin, a Wisconsin stock insurance corporation ("PIC WISCONSIN"), and Physicians Merger Company, a Wisconsin corporation.


                                   WITNESSETH:
     WHEREAS, PRA and PIC WISCONSIN executed an Agreement and Plan of Merger dated December 8, 2005 (the "Merger Agreement"), which provides for, among other things, the merger of Physicians Merger Company with and into PIC WISCONSIN with PIC WISCONSIN surviving the merger as a wholly owned subsidiary of PRA; and

     WHEREAS, PRA and PIC WISCONSIN have agreed to certain modifications and amendments to the Merger Agreement and desire to amend the Merger Agreement so as to reflect such modifications and amendments; and

     WHEREAS, Physicians Merger Company has been organized pursuant to and in accordance with the terms of the Merger Agreement and desires to evidence its agreement to the terms and provisions of the Merger Agreement as amended hereby by joining in the execution of this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Amendment, and intending to be legally bound by this Amendment and the Merger Agreement, the parties to this Amendment and the Merger Agreement agree as follows:

     1. Notwithstanding anything to the contrary express or implied in this Amendment or the Merger Agreement: (i) all capitalized terms in this Amendment that are not otherwise defined in this Amendment shall be defined in this Amendment as in the Merger Agreement; and (ii) in the event of any conflict between the provisions of this Amendment and the provisions of the Merger Agreement, the provisions of this Amendment shall control.

     2. The Merger Agreement is hereby amended to delete Section 2.4 in its entirety therefrom and to substitute in lieu thereof the following:

     2.4 NEWCO Shares. At the Effective Time, each share of NEWCO common stock that is issued and outstanding immediately prior to the Effective Time shall be converted into twenty (20) shares of common stock of the Surviving Corporation. It is the intention of the parties that, at the Effective Time, PRA shall own all of the issued and outstanding shares of common stock of the Surviving Corporation.


                             Page 1 of Exhibit 2.1

     3. The Merger Agreement is hereby amended to delete Section 2.6 in its entirety therefrom and insert in lieu thereof the following:

     2.6 No Fractional Shares. No certificates or scrip representing a fractional share of PRA Common Stock (as defined in Section 5.3 of this Agreement) shall be issued upon the surrender of PIC WISCONSIN Common Stock certificates for exchange; no dividend or distribution with respect to PRA Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of PRA. In lieu of any such fractional share, PRA shall pay to each former holder of PIC WISCONSIN Common Stock who otherwise would be entitled to receive a fractional share of PRA Common Stock an amount in cash determined by multiplying the fractional share of PRA Common Stock to which such holder would otherwise be entitled by the PRA Closing Stock Price.

     4. The Merger Agreement is hereby amended to delete Section 2.10 in its entirety therefrom and to substitute in lieu thereof the following:

          2.10 Surviving Corporation Bylaws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of NEWCO then in effect shall be, and shall continue in effect as, the Bylaws of the Surviving Corporation, until amended in accordance with said Bylaws and applicable law.

     5. The Merger Agreement is hereby amended to delete Section 3.7 in its entirety therefrom and insert in lieu thereof the following:

          3.7 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, each share of PIC WISCONSIN Common Stock that is held by persons who dissent from the Merger and fully comply with the provisions of Section 611.785 and Sections 180.1301-180.1331 of the Wisconsin Statutes (the "Dissenter Provisions") shall not be converted into or be exchanged for shares of PRA Common Stock. Instead, (i) the holders of such shares (the "Dissenting Shares"), upon compliance with the requirements of the Dissenter Provisions, shall be entitled to payment of the fair value of such shares in accordance with the Dissenter Provisions, accompanied with the items as set forth in Section 180.1325 of the Wisconsin Statutes; (ii) each of the Dissenting Shares shall be canceled and extinguished; and (iii) if any holder of Dissenting Shares shall subsequently withdraw his demand for payment of the fair value of such shares in accordance with the Dissenter Provisions or shall deliver the certificates representing such shares for exchange into PRA Common Stock, such holder shall forfeit the right to payment of the fair value of such shares and such shares shall thereupon be deemed to have been converted into the right to receive PRA Common Stock. After the Effective Time, PRA shall assume the obligation to pay the holders of the Dissenting Shares, in cash, the fair value of such shares pursuant to the Dissenter Provisions.

                             Page 2 of Exhibit 2.1

     6. The Merger Agreement is hereby amended to add the following as new
Section 8.1(g) thereof:

          (g) The sum of (i) the number of shares of PIC WISCONSIN common stock whose holders have exercised and not forfeited the right to dissent from the Merger and obtain fair value for such shares under Chapters 611 and 180 of Wisconsin Statutes and (ii) the number of shares of PIC WISCONSIN common stock issued or to be issued pursuant to Awards under the Stock Plan and subject to demands for repurchase for cash pursuant to Section 2.7 of the Merger Agreement shall not exceed 19.9% of the shares of issued and outstanding PIC WISCONSIN common stock immediately preceding the Effective Time. At the Effective Time, PRA shall assume the obligation to purchase the Repurchased Shares from holders of Awards under the Stock Plan and to pay the holders of Dissenting Shares the fair value of such shares pursuant to the terms of the Stock Plan and Dissenter Provisions, respectively.

     7. The Merger Agreement is hereby further amended by deleting Section 8.2(e) in its entirety therefrom.

     8. The Merger Agreement, as amended by this Amendment, includes all of the requisite elements for the "plan of merger" of the merger of Physicians Merger Company with and into PIC WISCONSIN as contemplated under Wis. Stats. Section
180.1101. Physicians Merger Company has joined in the execution of this Amendment to evidence its adoption and agreement to the terms, provisions and conditions of the Merger Agreement as amended by this Amendment.

     9. Each of the parties hereto, by its execution hereof, represents and warrants that:

          (a) its has full power and authority to execute and deliver this Amendment;

          (b) the execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate action on behalf of such party; and

          (c) this Amendment has been duly and validly executed and delivered by such party (and assuming the due authorization, execution and delivery by the other parties and the receipt of all Requisite Regulatory Approvals) constitutes a valid and binding obligation of such party, subject to applicable bankruptcy, fraudulent conveyance, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

     10. It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Amendment and the Merger Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Amendment and the Merger Agreement or any part of it.

                             Page 3 of Exhibit 2.1

     11. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     12. This Amendment amends the Merger Agreement. It is the intent and purpose of the parties to this Amendment, by executing this Amendment, to ratify, confirm and reaffirm the Merger Agreement and all of its terms and provisions as amended by this Amendment. This Amendment and the Merger Agreement (including the documents and the instruments referred to in this Amendment and the Merger Agreement) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Amendment and the Merger Agreement.

     13. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                      PROASSURANCE CORPORATION,
                                      a Delaware corporation


                                      By: /s/ Victor T. Adamo
                                         --------------------
                                          Victor T. Adamo, President

                                      PHYSICIANS MERGER COMPANY,
                                      a Wisconsin corporation


                                      By: /s/ Victor T. Adamo
                                         --------------------
                                          Victor T. Adamo, President


                                      PHYSICIANS INSURANCE COMPANY OF WISCONSIN, a Wisconsin stock insurance corporation


                                      By: /s/ William T. Montei
                                         ----------------------
                                          William T. Montei, Presiden




                             Page 4 of Exhibit 2.1